Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2024, relating to the financial statements of Dominion Energy South Carolina, Inc. and affiliates appearing in the Annual Report on Form 10-K of Dominion Energy South Carolina, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 23, 2024